Exhibit 99.1

FOR RELEASE: 4:01 PM EASTERN, MAY 10, 2011

Molycorp Reports 1Q 2011 Results: “Project Phoenix” on Time and on Budget; Volumes and Revenues Increase; Company’s “Mine-to-Magnets” Forward Integration Strategy Accelerated by Acquisitions
First Quarter Highlights
•	Molycorp’s modernization and expansion project at its flagship rare earth processing facility at Mountain Pass, California — known as “Project Phoenix” — continues on time and on budget.
•	Revenue up 21% sequentially and 770% year over year. Volume up 9% sequentially and 65% year over year.
•	Generated cash flow from operations of $5.2 million.
•	Adjusted net income of $2.0 million or $0.01 per common share. Net loss narrowed to ($0.9 million).
•	Average sales price increased to $37.73 per kilogram in 1Q 2011, from $34.02 in 4Q 2010 and $7.13 in 1Q 2010. Excluding sales under a contract with a price cap currently in effect — which covers one product line and terminates prior to the commencement of run rate production in 2012 at Molycorp’s new Mountain Pass processing facility — our average sales price during 1Q 2011 was $65.95 per kilogram.
•	Molycorp completed two strategic acquisitions in April 2011, which are key elements in the Company’s “Mine-to-Magnets” forward integration strategy. The Company now has production and manufacturing capability established in four of the five steps of the mine-to-magnets manufacturing supply chain.
Greenwood Village, CO (May 10, 2011, 4:01 p.m. Eastern) — Molycorp, Inc. (NYSE: MCP) today announced its financial and operating performance for the first quarter of 2011.
Molycorp generated revenue of $26.3 million in 1Q 2011, an increase of 21% sequentially and 770% year over year. Sequential growth was balanced between increased volumes and higher realized prices. Year-over-year growth was driven by substantially higher volume, much higher market prices for rare earth oxides (REOs), and our expanded product suite, which is commanding higher prices than the lanthanum products that comprised essentially all of sales in 1Q 2010.
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Molycorp Reports 1Q 2011 Results	Page 2
Net loss in 1Q 2011 narrowed to ($0.9 million) and net loss attributable to common stockholders was ($2.2 million), or ($0.03) per share. Excluding stock-based compensation expense, Molycorp generated adjusted net income of $2.0 million and adjusted net income attributable to common stockholders of $0.8 million, or $0.01 per share.
The Company sold 696 metric tons of REO products in the first quarter of 2011, a 9% sequential increase and 65% year-over-year increase. The Company realized an average sales price of $37.73 per kilogram, compared to an average sales price of $34.02 per kilogram in 4Q 2010, and an average sales price of $7.13 per kilogram for 1Q 2010. Excluding sales under a contract with a price cap currently in effect — which covers one product line and terminates prior to the commencement of run rate production in 2012 at Molycorp’s new Mountain Pass processing facility — our average sales price during 1Q 2011 was $65.95 per kilogram. Market prices for REOs continued to increase throughout April.
“We were very pleased to see both sales volume and revenue increase for Molycorp in the first quarter of 2011, as this quarter is typically characterized by slow buying and depressed activity in China due to its New Year celebrations,” said Mark Smith, Molycorp President and Chief Executive Officer. “In spite of this, and in spite of the natural catastrophes experienced by Japan in the first quarter, we continued to see strong global demand for our products. Market prices of REOs rose significantly in the first quarter, helping to boost our price realizations.”
“A very significant development in the first quarter is the fact that we saw domestic Chinese REO prices rising along with prices for Chinese rare earth exports,” Smith said. “This points to several trends that we have noted for some months now: growing demand by China’s burgeoning manufacturing sector for Chinese rare earths; continuing success in the Chinese government’s efforts to crack down on illegal mining and exports; greater industry consolidation forced by the Chinese government; continuing impact on production of new environmental regulations on Chinese producers; government-mandated production quotas; and a halt to the issuance of new licenses for domestic exploration.”
“All of these trends underscore our long-held view that China will continue to restrict rare earth exports to the rest of the world, and is likely on a path to becoming a net rare earth importer in the next several years,” Smith said.
“This is also why the two acquisitions we have made so far this year are so important,” Smith added. “They provide us with expertise, an experienced workforce, and production capabilities in four of the five production steps needed to deploy the world’s first fully integrated mine-to-magnets supply chain outside of China. All that remains is for Molycorp to integrate permanent rare earth magnet manufacturing capabilities into our supply chain, and we are on track to do just that.”
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Molycorp Reports 1Q 2011 Results	Page 3
First Quarter 2011 Financial Results
NOTE: Throughout this release, Molycorp’s adjusted, or non-GAAP, financial performance is discussed. These measurements reflect how the management and directors of Molycorp analyze the business on a regular basis. The adjusted measurements segregate certain non-cash items such as stock-based compensation and certain special items. While management seeks to understand the business from a cash flow perspective, these non-cash and other charges are important to understanding the Company’s performance over the long term. Therefore, readers are highly encouraged to review the non-GAAP to GAAP reconciliation supplied at the end of this release.
The table below sets forth approximate volume sold and revenue in the first quarter.

	Revenue (millions)			Metric Tons Sold
Product	Q1 2011	Q4 2010	Q1 2010	Q1 2011	Q4 2010	Q1 2010
Ceric Hydrate	$7.9	$7.2	—	119	151	0
Didymium Products	$4.7	$6.3	$0.1	49	120	6
Lanthanum Products	$11.5	$5.6	$2.8	490	280	408
Other Cerium Products	$1.2	—	—	18	0	0
Other	$1.0	$2.6	$0.2	20	87	9
Lanthanum product revenue in 1Q 2011 was primarily influenced by sales of lanthanum oxide, which commands a higher price per kilogram than Lanthanum concentrate. Sales of lanthanum products in 1Q 2010 were mostly lanthanum concentrate. Ceric hydrate and didymium products accounted for nearly half of sales in the first quarter of 2011, compared to a negligible amount in the year-ago period. Our current expanded product suite commanded higher prices than the lanthanum products that comprised essentially all of sales in 1Q 2010.
GAAP cost of goods sold in 1Q 2011 was $15.4 million, and approximated adjusted cost of goods sold (adjusted cost of goods sold excludes $35 thousand of stock-based compensation). The adjusted cost of goods sold in 1Q 2011 of $15.4 million compares to adjusted cost of goods sold of $13.5 million in 4Q 2010 and $6.0 million in 1Q 2010. Cost of goods sold consists of production costs and the cost of product that is purchased and resold with no additional processing. The primary products purchased this quarter were lanthanum oxide, cerium oxide, didymium metal and praseodymium oxide.
Gross margin of 41.4% approximated adjusted gross margin for 1Q 2011 of 41.5%, which improved by 3.8 percentage points from the adjusted gross margin of 37.7% in 4Q 2010. The increase in adjusted gross margin is primarily attributable to continuing increases in the market prices for REO. The adjusted gross margin percentage for Q4 2010 excluded a $3.1 million impairment charge related to our current mill and crusher assets, due to the decision to replace rather than refurbish those assets.
Selling, general, and administrative expense (excluding stock-based compensation) for 1Q 2011 was $8.3 million, compared to $5.9 million in 4Q 2010 and $4.5 million in 1Q 2010. 1Q 2011 selling, general and administrative expenses reflect increased staffing attributable to construction, business development activities, as well as additional legal, compliance and corporate governance expenses.
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Molycorp Reports 1Q 2011 Results	Page 4
Net loss and adjusted net income for 1Q 2011 were ($0.9 million) and $2.0 million, respectively, as compared to net loss and adjusted net income of ($7.9 million) and $2.2 million, respectively, for 4Q 2010, and a net loss of ($7.7 million) for 1Q 2010.
“We are pleased to again report improved financial results as we capitalize on robust pricing conditions in our principal rare earth markets,” commented Jim Allen, Molycorp’s Chief Financial Officer and Treasurer. “The Company generated cash flow from operations of $5.2 million in the first quarter, and we have now achieved a revenue run rate of over $100 million per year.”
Acquisitions Advance “Mine-to-Magnets” Forward Integration Strategy
On April 1, 2011, Molycorp completed the acquisition of a 90.023% controlling stake in AS Silmet, in a transaction valued at approximately $89 million. Molycorp acquired 80% of the outstanding shares of AS Silmet from AS Silmet Grupp in exchange for 1,593,419 shares of Molycorp common stock. AG Silmet Grupp retains a 9.977% ownership interest. Molycorp acquired the other 10.023% from Treibacher Industrie AG for approximately $9.0 million in cash.
Based in Sillamäe, Estonia, AS Silmet, now known as Molycorp Silmet AS, is one of only two rare earth processing facilities in Europe. The plant will focus on producing rare earth oxides, rare earth metals, and pure niobium and tantalum metals. Initially, Molycorp Silmet AS will source its feedstock equally from Molycorp’s Mountain Pass facility and from external sources. The acquisition approximately doubles Molycorp’s REO production capacity from 3,000 to 6,000 metric tons per year.
On April 15, 2011, Molycorp completed the acquisition of Arizona-based Santoku America, Inc., for $17.5 million in cash. The new company is known as Molycorp Metals and Alloys. The acquisition gives Molycorp access to important intellectual property for manufacturing Neodymium and Samarium magnet alloy products, as well as the capability to produce Samarium metal. Santoku America’s parent company, Japan-based Santoku Corporation, will continue to consult on the production of these products, as well as market and distribute them on a non-exclusive basis.
“These acquisitions are expected to boost our 2011 production of high-purity rare earth oxides, metals and alloys, all of which should be accretive to 2011 sales and revenue,” said Jim Allen. “They also give us strategically important production capabilities in rare earth metals and alloys, which moves us further down the value-added rare earth manufacturing supply chain.”
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Molycorp Reports 1Q 2011 Results	Page 5
Project Phoenix Milestone Achievements
In the first quarter of 2011, and into the second quarter of 2011, the Company achieved all scheduled milestones in its development plan, in addition to several others:
☑	Construction of the Company’s new, state-of-the-art rare earth processing facility at Mountain Pass, California — known as “Project Phoenix” — is progressing on time and on budget, and all project milestones were met in the first quarter of 2011. Recent milestones, year to date, include the following:
•	Securing an air quality permit from the Air Quality Management District for our Combined Heat and Power facility;
•	Construction launched in all project areas;
•	Major equipment on order as scheduled; and;
•	Initial building permits in place.
☑	The Board of Directors approved the execution of Phase 2 of its modernization and expansion plan. Upon the anticipated completion of Phase 2 in 2013, the Company expects to be able to produce up to approximately 40,000 metric tons of REO per year.
☑	Molycorp raised net proceeds of $199.6 million in a public offering of Series A Mandatory Convertible Preferred Stock.
☑	The Company was invited by the U.S. Department of Energy (DOE) to advance to the second round of consideration for a federal loan guarantee administered by DOE under Title XVII of the Energy Policy Act of 2005. The DOE is currently conducting a due diligence review and has provided the Company with a preliminary term sheet.
Liquidity and Capital Expenditures
Our estimated capital expenditures of $781 million encompass the cost of restarting mining operations, the modernization and expansion of our Mountain Pass facility, and the addition of rare earth metal and alloy production capabilities. Capital expenditures for the project totaled $39.6 million for the three months ended March 31, 2011 and $71.8 million to date.
The Company plans to finance its remaining capital expenditure plan with its available cash balances of approximately $492.5 million as of March 31, 2011, and $130 million of proceeds from the issuance to Sumitomo of equity and debt, if that deal is consummated. We expect additional financing from anticipated revenue from operations, and some combination of traditional debt financing, project financing and/or government programs.
During 1Q 2011, Molycorp completed a public offering of its 5.50% Series A Mandatory Convertible Preferred Stock, issuing 2,070,000 shares for $100.00 per share. Net proceeds of the offering were $199.6 million. Each share of Series A Mandatory Convertible Preferred Stock will automatically convert on March 1, 2014 into between 1.6667 and 2.0000 shares of common stock.
On May 4, 2011, the Company declared a cash dividend of $1.604 per share on the Series A Mandatory Convertible Preferred Stock. The dividend will be paid on June 1, 2011 for holders of record at the close of business on May 15, 2011. The Company elected to pay the $3.3 million dividend in cash given its current cash balance, its anticipated revenue and earnings, and its confidence in continued robust conditions in the rare earth market.
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Molycorp Reports 1Q 2011 Results	Page 6
The Company believes that revenue for the balance of the year will be sufficient to fund operating activities, which include corporate selling, general and administrative expense.
Business Outlook
Independent forecasts1 estimate that global rare earth demand is expected to grow from 125,000 metric tons in 2010 to 185,000 metric tons in 2015, and to 280,000 metric tons in 2020.
For the remainder of 2011 and for the foreseeable future, the Company anticipates that the Chinese government will follow through on its announced intent to continue to limit the quantity of rare earth oxides available outside of China. Independent estimates of China’s full-year 2011 rare earth export quotas predict that these will be set by China’s government below 30,000 metric tons, which compares to a total global demand outside of China of between 55,000 to 60,000 metric tons. This trend should create opportunities for the Company to increase sales volumes and improve pricing terms for its products.
The recent earthquake and tsunami in Japan may have a short-term negative impact on market demand in the second and third quarters. The Company expects that demand should fully recover by the fourth quarter.
Forward-Looking Production Guidance
The Company is providing the following guidance in terms of ranges for expected production of rare earth products at its three production facilities for the remainder of 2011.

							Molycorp Metals and
	Molycorp Minerals		Molycorp Silmet AS				Alloys
	(Mountain Pass, CA)		(Estonia)				(Tolleson, AZ)				Total
	(range of mt of REO)		(range of mt of REO)				(range of mt of REO)				(range of mt of REO)
	Low	High	Low		High		Low		High		Low	High
	Range	Range	Range		Range		Range		Range		Range	Range
1Q2011 (actuals)	638	638	229	*	229	*	68	*	68	*	935	935
2Q2011	755	1,021	235		317		51		69		1,040	1,408
3Q2011	977	1,321	235		317		51		69		1,262	1,708
4Q2011	1,017	1,377	235		317		51		69		1,303	1,763
	3,375	4,345	934		1,180		221		275		4,540	5,814
							(540 tons of total alloy)		(550 tons of total alloy)

[1]	Industrial Minerals Company of Australia Pty Ltd, May 2011.

*	Prior to our acquisitions in April 2011
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Investor Conference Call
Molycorp will conduct a conference call today to discuss these results at 4:30 p.m. EDT, hosted by Mark Smith, Chief Executive Officer, and Jim Allen, Chief Financial Officer. Investors interested in participating in the live call from the U.S. should dial +1 (888) 428-9507 and reference confirmation number 6752539. Those calling from outside the U.S. should dial +1 (719) 457-2704 and use the same confirmation number. A telephone replay will be available approximately two hours after the call concludes through Tuesday, May 24, 2011 by dialing +1 (877) 870-5176 from the U.S., or +1 (858) 384-5517 from international locations, and entering passcode: 6752539.
There will also be a simultaneous live audio webcast available on the Investor Relations section of the Company’s website at www.molycorp.com. The webcast will be archived on the website for 60 days.
About Molycorp
Colorado-based Molycorp, Inc. is the only REO producer in the Western Hemisphere and currently produces more than 3,000 metric tons of commercial rare earth materials per year. In addition to its flagship rare earth mine and processing facility at Mountain Pass, California, Molycorp also owns a controlling interest in the Estonia-based Molycorp Silmet AS, which has a production capacity of 3,000 metric tons of rare earth products and 700 metric tons of rare metal products annually and is one of the largest rare metal and rare earth metal producers in Europe. Additionally, Molycorp owns and operates Arizona-based Molycorp Metals and Alloys, one of the leading producers of high-purity rare earth alloys and metals outside of China. Following the execution of Molycorp’s “mine-to-magnets” strategy and the expected 2012 completion of Phase 1 of its modernization and expansion efforts at its Mountain Pass, California processing facility, the Company expects to produce at a rate of approximately 19,050 metric tons of REO equivalent per year from Mountain Pass. The Company expects to achieve an annual production capacity at Mountain Pass by the end of 2013 of approximately 40,000 metric tons of REO equivalent per year after the completion of Phase 2 of its modernization and expansion efforts. Molycorp intends to provide to the market a range of rare earth products, including high-purity oxides, metals, alloys, and permanent magnets. The Company currently sells products to customers in Europe, North and South America, Asia, Russia, and other previous Soviet Union countries.
Additional Information
Company:
Jim Allen
Chief Financial Officer
+1 (303) 843-8058
James.Allen@Molycorp.com
Investor Relations:
ICR, LLC
Gary T. Dvorchak, CFA
Senior Vice President
+1 (310) 954-1123
Gary.Dvorchak@icrinc.com
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Molycorp Reports 1Q 2011 Results	Page 8
MOLYCORP, INC.
(A Company in the Development Stage)
Consolidated Balance Sheets (Unaudited)
(In thousands, except share and per share amounts)

	March 31, 2011	December 31, 2010
ASSETS
Current assets:
Cash and cash equivalents	$492,495	$316,430
Trade accounts receivable	17,581	16,421
Inventory	24,363	20,511
Prepaid expenses and other	2,633	1,759

Total current assets	537,072	355,121

Non-current assets:
Deposits	$27,700	$26,200
Property, plant and equipment, net	133,752	93,966
Inventory	3,194	5,212
Intangible asset, net	622	639
Other assets	111	111

Total non-current assets	165,379	126,128

Total assets	$702,451	$481,249

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Trade accounts payable	$29,988	$13,009
Accrued expenses	6,408	4,225
Short-term borrowing — related party	2,870	3,085
Current portion of asset retirement obligation	394	393

Total current liabilities	39,660	20,712

Non-current liabilities:
Asset retirement obligation	$12,774	$12,078
Other non-current liabilities	148	257

Total non-current liabilities	12,922	12,335

Total liabilities	$52,582	$33,047

Stockholders’ equity:
Common stock, $0.001 par value; 350,000,000 shares authorized at March 31, 2011; 82,300,610 and 82,291,200 shares outstanding at March 31, 2011 and December 31, 2010, respectively	82	82
Preferred stock, $0.001 par value; 5,000,000 shares authorized at March 31, 2011: 2,070,000 and 0 shares of Series A mandatory convertible preferred stock outstanding at March 31, 2011 and December 31, 2010, respectively	2	—
Additional paid-in capital	742,440	539,866
Deficit accumulated during the development stage	(92,655)	(91,746)

Total stockholders’ equity	649,869	448,202

Total liabilities and stockholders’ equity	$702,451	$481,249

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Molycorp Reports 1Q 2011 Results	Page 9
MOLYCORP, INC.
(A Company in the Development Stage)
Consolidated Statements of Operations (Unaudited)
(In thousands, except share and per share amounts)

	Three Months Ended
	March 31,	December 31,	March 31,
	2011	2010	2010
Sales	$26,261	$21,702	$3,018
Operating costs and expenses:
Cost of goods sold	(15,388)	(16,634)	(5,950)
Selling, general and administrative	(8,339)	(5,923)	(4,480)
Stock-based compensation	(2,899)	(7,079)	—
Depreciation and amortization	(83)	(80)	(95)
Accretion expense	(234)	(217)	(263)

Operating loss	(682)	(8,231)	(7,770)

Other income (expense):
Other income (expense)	(168)	75	21
Interest income, net of amount capitalized	140	256	—

	(28)	331	21

Loss before income taxes	(710)	(7,900)	(7,749)
Provision for income taxes	(199)	—	—

Net loss	$(909)	$(7,900)	$(7,749)

Weighted average shares outstanding (Common shares) (1)
Basic	82,253,700	81,509,452	48,155,533

Diluted	82,253,700	81,509,452	48,155,533

Loss per share of common stock:
Basic	$(0.03)	$(0.10)	$(0.16)

Diluted	$(0.03)	$(0.10)	$(0.16)

(1)	Weighted average shares outstanding include the retroactive treatment of exchange ratios for conversion of Class A common stock and Class B common stock to common stock in conjunction with the intital public offering.
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Molycorp Reports 1Q 2011 Results	Page 10
Supplemental Information — Non-GAAP Financial Measures
In addition to disclosing financial results that are determined in accordance with U.S. generally accepted accounting principles (GAAP), Molycorp also discloses the total and per share amounts of adjusted net income (loss) before income tax, as well as adjusted cost of goods sold and gross margin percentage. These non-GAAP measures are provided for additional information only and they should not be considered in isolation or as a substitute for any financial measures under GAAP. Other companies may define similar measures differently.
Adjusted net income (loss), including the related per share amount, and adjusted gross margin percentage are determined by adjusting the corresponding GAAP measure for certain significant non-cash or special items. Molycorp’s management believes the use of these non-GAAP measures provides investors and analysts with useful additional information for the analysis of the Company’s fundamental operations on a recurring basis.
Adjusted Net Income (Loss)
(in thousands, except per share data)

			Three months
	Three months ended		ended
	March 31,		December 31,
	2011	2010	2010
GAAP net loss	$(909)	$(7,749)	$(7,900)
Stock-based compensation	2,934	—	7,079
Asset impairments	—	—	3,114
Net (gain)/loss on asset sales	—	13	(72)

Adjusted net income (loss)	$2,025	$(7,736)	$2,221
Cumulative undeclared dividends on preferred stock	(1,245)	—	—

Adjusted net income (loss) attributed to common stockholders	$780	$(7,736)	$2,221

Adjusted net income (loss) per share (1)	$0.01	$(0.16)	$0.03

(1)	Calculated using weighted average number of shares outstanding for basic earnings per share
Adjusted Gross Margin
(in thousands)

	Three months ended		Three months ended
	March 31,		December 31,
	2011	2010	2010
Sales	$26,261	$3,018	$21,702
GAAP cost of goods sold	(15,388)	(5,950)	(16,634)

Gross margin	$10,873	$(2,932)	$5,068

Gross margin percentage	41.4%	-97.2%	23.4%

Sales	$26,261	$3,018	$21,702
GAAP cost of goods sold	(15,388)	(5,950)	(16,634)
Asset impairments	—	—	3,114
Stock-based compensation	35	—	—

Adjusted cost of goods sold	(15,353)	(5,950)	(13,520)

Adjusted gross margin	$10,908	$(2,932)	$8,182

Adjusted gross margin percentage	41.5%	-97.2%	37.7%

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Molycorp Reports 1Q 2011 Results	Page 11
Safe Harbor Statement Regarding Forward-Looking Statements
This release contains forward-looking statements that represent our beliefs, projections and predictions about future events or our future performance. You can identify forward-looking statements by terminology such as “may,” “will,” “would,” “could,” “should,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue” or the negative of these terms or other similar expressions or phrases. These forward-looking statements are necessarily subjective and involve known and unknown risks, uncertainties and other important factors that could cause our actual results, performance or achievements or industry results to differ materially from any future results, performance or achievement described in or implied by such statements. Factors that may cause actual results to differ materially from expected results described in forward-looking statements include, but are not limited to: our ability to secure sufficient capital to implement our business plans, including our ability to enter into definitive agreements for the transactions contemplated with Sumitomo and to obtain financing through the U.S. Department of Energy; our ability to complete our modernization and expansion efforts and reach full planned production rates for rare earth oxides and other planned downstream products; our ability to successfully integrate the acquisitions of Molycorp Silmet AS and Molycorp Metals and Alloys; uncertainties associated with our reserve estimates and non-reserve deposit information; uncertainties regarding global supply and demand for rare earth materials; our ability to maintain appropriate relations with unions and employees; our ability to successfully implement our “mine-to-magnets” strategy; commercial acceptance of our new products, such as XSORBX™, environmental laws, regulations and permits affecting our business, directly and indirectly, including, among others, those relating to mine reclamation and restoration, climate change, emissions to the air and water and human exposure to hazardous substances used, released or disposed of by us; uncertainties associated with unanticipated geological conditions related to mining; actions by the Chinese government with respect to rare earth exports; and those risks discussed and referenced in the section entitled “Risk Factors” described in Part II, Item 1A of our most recent Quarterly Report on Form 10-Q.
Any forward-looking statement you read in this release reflects our current views with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to our operations, operating results, growth strategy and liquidity. You should not place undue reliance on these forward-looking statements because such statements speak only as to the date when made. We assume no obligation to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future, except as otherwise required by applicable law.
This release also contains statistical data and estimates we obtained from industry publications and reports generated by third parties. Although we believe that the publications and reports are reliable, we have not independently verified their data.
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